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                                                                 EXHIBIT (a)(5)

                       Offer to Purchase for Cash up to
                50.1% of the Outstanding Shares of Common Stock

                                      of

                                   IBP, inc.

                                      at

                             $26.00 Net Per Share

                                      by

                         Lasso Acquisition Corporation
                         a wholly-owned subsidiary of
                               Tyson Foods, Inc.

                               ----------------

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase dated December 12, 2000 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Lasso Acquisition Corporation (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Tyson Foods, Inc., to purchase for cash up to the number of shares of common stock, par value $.05 per share (the "Shares"), of IBP, inc., a Delaware corporation (the "Company") that represent, together with Shares owned by Tyson, 50.1% of the outstanding Shares. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

   Your attention is invited to the following:

     1. The tender price is $26.00 per Share, net to you in cash.

     2. The Offer, proration period and withdrawal rights expire at 12:00 Midnight, New York City time, on Wednesday, January 10, 2001, unless the Offer is extended.

     3. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing, together with the Shares owned by Tyson, at least 50.1% of the total number of outstanding Shares; (2) Tyson being satisfied, in its sole discretion, that the Agreement and Plan of Merger dated October 1, 2000 among the Company, Rawhide Holdings Corporation and Rawhide Acquisition Corporation has been terminated in accordance with its terms and the execution of a definitive merger agreement, in form satisfactory to Tyson in its sole discretion, among the Company, Tyson and Purchaser; (3) Tyson being satisfied that the provisions of Section 203 of the Delaware General Corporation Law do not apply to or otherwise restrict the Offer and the proposed merger with the Company; and (4) any waiting periods under applicable antitrust laws having expired or been terminated. The Offer is also subject to other conditions set forth in the Offer to Purchase.

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     4. Any stock transfer taxes applicable to the sale of Shares to the
  Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

   Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Wilmington Trust Company (the "Depositary") of (a) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

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                         Instructions with Respect to
                          Offer to Purchase for Cash

             Up to 50.1% of the Outstanding Shares of Common Stock

                                      of

                                   IBP, inc.

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 12, 2000, and the related Letter of Transmittal, in connection with the offer by Purchaser to purchase the number of shares of common stock, $.05 par value per share (the "Shares"), of IBP, inc. that represent, together with shares owned by Tyson, 50.1% of the outstanding Shares.

   This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:                        SIGN HERE

                                          _____________________________________

_____________________________ Shares*     _____________________________________
                                                      Signature(s)

Dated __________________________, 20      _____________________________________
                                              Please type or print name(s)

                                          _____________________________________
                                              Please type or print address

                                          _____________________________________
                                             Area Code and Telephone Number

                                          _____________________________________
                                            Taxpayer Identification or Social
                                                     Security Number

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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